SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: December 14, 2001

JUPITER ENTERPRISES, INC.

(Exact name of registrant as specified in its charter)

NEVADA	001-16063	98-0208667
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Mezzanine 2, 601 West Broadway
Vancouver, B.C. V5Z 4C2, Canada

(Address of principal executive offices)

Registrant's telephone number, including area code: 1-877-505-6888

Item 1. Changes in Control of Registrant

The Board of Directors approved the execution and delivery of the Agreement and Plan of Reorganization dated November 28, 2001, by and among the Company, Beijing MingHe-Han Science and Technology Co., Ltd. ("MHST") and certain shareholders of MHST, a copy of which is attached hereto. Pursuant to the Agreement, the Company obtained 100% of the shares of MHST in exchange for 10,000,000 shares of common stock of the Company.

In accordance with the Agreement, the Company issued shares of restricted common stock to the persons listed below in the amounts set forth opposite their names. An aggregate of 10,000,000 pre-split shares were issued to 2 persons.

Name No. Shares

Yin Mingshan 5,000,000

Han Family Trust 5,000,000

Effective upon execution of the Agreement, the following persons were elected to fill vacancies on the Board of Directors:

                                Yin Mingshan (Chairman of the Board)

                                Michael J.A. Harrop

                                Alexander Chen

Effective upon execution of the Agreement, Curtis Mearns resigned as the President and a director, Tanis Cornwall resigned as the Secretary, Treasurer and a director and Ron Birch resigned as a director.

Effective upon execution of the Agreement, Yin Mingshan was appointed as the Chief Executive Officer, Michael J.A. Harrop was appointed as the President and Secretary, and Alexander Chen was appointed as the Treasurer.

Effective upon execution of the Agreement, the shareholders of MHST own or control 77% of the issued and outstanding shares of the Corporation.

Pursuant to the Agreement, the Board of Directors initiated a 3 for 1 forward-split of the common stock of the Company, effective December 10, 2001. As a result of the forward-split, 39,126,000 shares are outstanding.

Item 2. Acquisition or Disposition of Assets

Pursuant to the Agreement and Plan of Reorganization effective November 28, 2001, as detailed above, the Company acquired 100% of the shares of Beijing MingHe-Han Science and Technology Co., Ltd.. See Item 1 above for details regarding the acquisition and agreement.

MingHe was the first company to import and utilize lightweight steel building fabrication systems in the Chinese building and construction industry. MingHe designed, fabricated, and built over 1,000,000 square meters of commercial, office and warehouse buildings including the 60,000 square meter Daewoo plant in Shandong Province and the 90,000 square meter Fujian Automobile Plant in Fujian Province.

MingHe is ISO 9002 certified for the production, installation and servicing of steel, grid and arch structures. MingHe-Han plans to design and fabricate approximately 250,000 square meters of light and heavy industrial buildings per year, over the next five years, as part of the Beijing Olympics Factory Relocation Program. MingHe-Han also plans to bid on additional infrastructure and facility contracts that may be awarded as part of the China's Beijing Olympics infrastructure investment commitment.

Item 5. Other Events

On November 28, 2001, a 3-for-1 forward-split of the Company's common stock was approved by the Company's Board of Directors. In accordance with Nevada law, no shareholder approval of the action was required. Appropriate notice was provided by the Company to the National Association of Securities Dealers on November 28, 2001.

The forward-split became effective December 10, 2001. There was no change in the number of shares the Company is authorized to issue or the par value per share. Following the forward-split, there are approximately 39,126,000 shares of the Company's common stock issued and outstanding. The Company's common stock continues to trade on the OTC Bulletin Board under the symbol "JPEN."

Item 7. Financial Statements and Exhibits

(a) Financial Statements of Business Acquired. The required financial statements will be provided as an amendment to this Form 8-K as soon as practicable but not later than 60 days after the due date of this report.

(b) Pro Forma Financial Information. The required pro forma financial information will be provided as an amendment to this Form 8-K as soon as practicable but not later than 60 days after the due date of this report.

(c) Exhibits. The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-B.

Exhibit No. Description

2.3 Agreement and Plan of Reorganization dated November 28, 2001 (filed herewith).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JUPITER ENTERPRISES, INC.

/s/ Michael J.A. Harrop

By: Michael J.A. Harrop,

      President, Secretary and Director

EXHIBIT INDEX

Exhibit No. Description

2.3 Agreement and Plan of Reorganization dated November 28, 2001 (filed herewith).